EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CREATIVE LEARNING CORP.

The undersigned, Rod Whiton, does hereby certify that:

1. He is the President of Creative Learning Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share, in such series containing such rights, terms and preferences that the Board of Directors of the Corporation determines from time to time, and no series has been previously designated as of the date hereof.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.0001 par value, issuable from time to time in one or more series designated by the Board of Directors;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of undesignated stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to one series of preferred stock, which shall consist of 5,000,000 shares of Series A Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (hereinafter, the “Series A Preferred Stock”) The number of shares constituting the Series A Preferred Stock shall be Five Million (5,000,000).

Section 2. Rank. The Series A Preferred Stock shall rank: (i) senior to the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) any subsequent series of Preferred Stock which is designated by the Company as subordinate or junior to the Series A Preferred Stock (“Junior Securities”), as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. Each share of Series A Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, non-cumulative dividends equal to the amount of dividends that holder of such share would have received if such share were converted into shares of Common Stock under the circumstances described in Section 6 hereof immediately prior to the record date of the dividend declared on the Common Stock.

Section 4. Voting Rights. Except as set forth specifically below, the holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under the circumstances described in Section 6 hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series A Preferred Stock.

Section 5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), before any distribution of assets of the Corporation shall be made to or set apart for the holders of any Junior Security, the holders of Series A Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to $0.01 per share of Series A Preferred Stock (such amount being referred to as the “Liquidation Preference” for the Series A Preferred Stock), plus any unpaid dividends (if declared) on the Series A Preferred Stock.

Section 6. Conversion of Preferred Shares to Common. The Series A Preferred Stock shall be convertible into shares of Common Stock as follows:

(a)	Voluntary Conversion. Each share of Series A Preferred Stock shall be convertible at any time by the holder thereof at the office of the transfer agent for the Common Stock (the “Transfer Agent”), and at such other place or places, if any, as the board of directors of the Corporation may designate, into that number of fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock equal to the number of shares of Series A Preferred Stock to be converted times the Conversion Factor. The “Conversion Factor” shall initially be 33.94971 per share, provided that the Conversion Factor shall be subject to adjustment from time to time in certain instances as hereinafter provided.

(b)	Delivery of Certificates. Before any holder of shares of the Series A Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the board of directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place on the form of Notice of Conversion attached hereto as Exhibit I that it elects to convey the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Series A Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. Shares of the Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

(c)	No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

(d)	Adjustment to Conversion Factor. The Conversion Factor in effect at any time shall be subject to adjustment as follows:

(i)	In case the Corporation shall (A) declare a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Factor in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which it would have owned or have been entitled to receive had such share of the Series A Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)	In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Factor shall be adjusted so that the same shall equal to the amount determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction (A) of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination and (B) the denominator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the board of directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii)	For the purpose of any computation under this Section 6(d), the “Current Market Price” on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for 20 consecutive business days selected by the Corporation commencing 35 business days before such date. The closing price for each day shall be the last sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Sealers, Inc., selected from time to time by the Corporation for that purpose.

(iv)	All calculations under this Section 6(d) shall be made to the nearest one-hundredth of a cent or the nearest l/100th of a share, as the case may be.

(v)	In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Series A Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Series A Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Series A Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

(vi)	In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any share of Series A Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this Section 6(d) with respect to the Common Stock shall apply on like terms to any such other securities.

(vii)	No adjustment in the Conversion Factor shall be required unless such adjustment would require a change of at least l % in the Conversion Factor; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e)	Notice of Adjustment. Whenever the Conversion Factor is adjustable as herein provided:

(i)	the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Conversion Factor and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

(ii)	a notice stating that the Conversion Factor has been adjusted and setting forth the adjusted Conversion Factor, and within ten (10) business days after it is required, said notice shall be mailed to all holders of Series A Preferred Stock determined as of the date the notice was first required, and upon the mailing of such notice no other notice need be given of that adjustment in the Conversion Factor.

(f)	Reservation of Shares. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g)	Taxes. The issue of the stock certificates upon conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any transfer tax in respect of such issue; provide, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificated unless and until the person on persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h)	Mandatory Conversion. The Corporation may, at its election and without any action on the part of the Holder, convert all outstanding shares of Series A Preferred Stock into that number of shares of Common Stock determined by multiplying the Conversion Amount by the number of shares of Series A Preferred Stock being converted, which conversion shall be effective on the date the Corporation sends notice of the conversion to the Holder(s) (a “Mandatory Conversion Date”), notwithstanding that the Holder may not receive such notice until after the Mandatory Conversion Date, in the event the number of shares of Series A Preferred Stock that are outstanding is less than 200,000 shares. On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that each Holder shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation promptly following receipt of notice of the Mandatory Conversion Date.

Section 7. Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate, if mutilated, the Company shall execute and deliver new certificate representing the shares of Series A Preferred Stock of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from designating and issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences senior to the dividend and liquidation preferences of the Series A Preferred Stock.

Section 10. Notices. All notices, requests, consents and other communication hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail (if agreed to by the Investor), or (B) if delivered from outside the United States, by international express courier, facsimile or e-mail (if agreed to by a holder or Series A Preferred Stock), and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Creative Learning Corporation

14 Kings Highway

Haddonfield, NJ 08033

Attn: Chief Executive Officer

(b)	if to a holder of Series A Preferred Stock, to the address, facsimile number or e-mail address appearing in the Corporation’s stockholder records or, in either case, to such other address, facsimile number or e-mail address as the Corporation or a holder of Series A Preferred Stock may provide to the other in accordance with this Section.

IN WITNESS WHEROF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designation, Rights and Preferences, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 24th day of February, 2022.

CREATIVE LEARNING CORPORATION

By:	/s/ Rod Whiton
Name:	Rod Whiton
Title:	President

EXHIBIT 1

FORM OF CONVERSION NOTICE

(To be executed by the registered holder in order to convert shares of Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Creative Learning Corporation, a Delaware corporation (the “Corporation”), according to the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned. The undersigned will pay all transfer taxes and fees payable with respect thereto. A copy of the certificate representing the Series A Preferred Stock being converted is attached hereto, the original of which will be delivered to the Corporation promptly following the date hereof.

Date of Conversion (Date of Notice)

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of Series A Preferred Stock to be Converted

Amount of unpaid dividends (if any) on shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued (including conversion of unpaid dividends on shares of Series A Preferred Stock to be Converted)

Applicable Conversion Value

Number of shares of Series A Preferred Stock owned subsequent to Conversion

Conversion Information: [NAME OF HOLDER]

Address of Holder:

Name of Holder

By:
Name:
Title:

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